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The Cincinnati Enquirer

P&G investor Nelson Peltz’s deals have cost 100K jobs at other companies

By Alexander Coolidge

October 3, 2017

The hedge fund boss seeking a seat on Procter & Gamble’s board of directors has pushed companies to remove more than 100,000 jobs through layoffs or business unit sales, an Enquirer review shows.

Winning an investment by Trian Fund Management’s Nelson Peltz can jolt a company’s stock price, but the activist investor insists on cost cuts that often lead to shedding under-performing divisions.

P&G shareholders will decide at the Oct. 10 annual meeting whether to add him to the board that oversees company executives and strategy.

Peltz has decried P&G’s “suffocating bureaucracy” and advocates a “flat organization,” but has side-stepped any specifics on potential job cuts. He says he wants to thin P&G’s corporate jobs from 10,000 to 1,000, but move an unspecified amount back into business units like oral care or baby care.

Since 2012, P&G has already shed 34,000 jobs through buyouts and business unit sales, a 26 percent reduction in headcount. The company now employs 95,000 worldwide, including 10,000 in Greater Cincinnati.

Peltz also preaches cost and business unit reductions to free money up for investing in more product innovations and advertising.

Looking at some companies Peltz has or continues to influence, jobs seem to come and go as Peltz prods companies to add new ventures or take them away.

In fact, the one constant of Peltz’s long career appears to be non-stop wheeling and dealing for business operations. Peltz has even prodded companies he’s invested in to sell themselves to other companies where he also an investor.

Already a successful investor and industrialist, Peltz made a name for himself in consumer goods in the late 1990s when he saved poorly-managed Snappleiced tea. Under his stewardship, Snapple offered new flavors and hired back its quirky spokeswoman, Wendy Kaufman.

Less well-known, are the other beverages included with the Snapple sale: RC Cola and Diet Rite, whose sales actually declined under his ownership.

But Snapple was one piece of Peltz’ old holding company, Triarc Cos. The company included multiple business ventures –every one of them eventually sold off by Peltz.

Here are some milestones from Peltz’s investing career:

Triarc: Beverages and Arby’s

In the 1980s, Peltz became uber-rich during the corporate raider era. Peltz grew a vending machine company, Triangle Industries, by acquisitions that were bankrolled with junk bonds from Michael Milken. Triangle became a canning and packaging giant before Peltz sold it to France’s Pechiney.

The Deal: In 1993, Peltz bought out a chunk of former corporate raider Victor Posner’s crumbling empire, called DWG, for $72 million and renamed it Triarc.

The new company was an unprofitable mishmash of assets, including: fast food roast beef chain Arby’s, soft drink Royal Crown Cola and textile and gas ventures. The company did $1 billion in annual sales and employed 14,000 workers.

Peltz initially kept all the units intact but cut 5,000 jobs by end of 1996.

Then, when Triarc won the bidding to acquire Snapple, the company decided to jettison its textile and gas businesses.

Results: Peltz made such an epic splash with Snapple, it won him a glowing case study in the Harvard Business Review.

In the write-up, the publication credited Peltz’s free-wheeling style for shaking up the brand. Peltz said in the article Triarc took care of basics, such as repairing relations with distributors, but didn’t have a vision for its latest acquisition.

“We had no game plan to assure Snapple’s recovery,” Peltz says. “The team understood the need to stay away from big risky ideas. All we had to do was to avoid fatal mistakes, to make sure that each time we took a risk, we would be able to come back if the gamble didn’t pay out.”

After Triarc reversed Snapple’s freefall and rebooted growth, it sold Snapple and all its beverage businesses for $1.3 billion to Cadbury Schweppes in 2000 – a hefty return on its original $300 million investment.

Impact on jobs: After the sale, all that was left of Triarc was an Arby’s franchisor that didn’t even own any corporate restaurants. While revenues were climbing, they were less than $120 million. The company employed fewer than 220.

Triarc quickly bulked up revenues and jobs by acquiring Arby’s franchise; the company ended up with 25,000 jobs.

Eventually Peltz set his sights on a rival: Columbus-based Wendy’s.

Wendy’s

The Deal: In 2005, Peltz acquired a stake in the fast food company with flattening sales and inconsistent profits. In a white paper, Peltz chided Wendy’s for hiding flabby performance by its namesake restaurants behind better-performing Tim Hortons coffee shops.

He called for the company to spin off Tim Hortons and other brands and concentrate on improving Wendy’s. He advocated slashing costs and buying back shares.

Despite concessions to sell off other restaurants and later granting three board seats, profits and sales did not improve for two years. Then in 2008, Wendy’s agreed to be acquired by Peltz’s Triarc Co. for $2.3 billion.

Three years later, Wendy’s sold off ailing Arby’s for $340 million. After selling off the roast beef chain, Wendy’s gradually sold off 1,100 corporate-owned stores to franchisees and its bakery operations. The company used proceeds to begin extensive store remodeling.

Results: After years of turmoil, Wendy’s is a smaller company with lower profits but fatter profit margins, earning $130 million last year on sales of $1.4 billion.

Impact on Jobs: In 2005, the company employed 58,000. Early this year, it employed 12,000 – 46,000 fewer.

Heinz

The Deal: In early 2006, Peltz bought a stake in the languishing ketchup icon. Peltz called out the company for being in perpetual turnaround after six restructurings or strategic plans in less than 10 years.

He called for additional cost cuts, lower trade spending, increased advertising spending and share repurchases. Peltz launched the firm’s first-ever proxy board fight seeking five of 12 seats on the board of directors. He won two seats, including for himself.

Afterward, Heinz cut costs before acquiring a Chinese manufacturer and a Brazilian sauce-maker that grew overseas sales and added jobs back.

Results: By 2013, Heinz turned a $1.1 billion profit on $11.5 billion in sales – both up double digits in seven years. That year, Heinz was acquired by investors Warren Buffett and 3G Capital, then merged with Kraft Foods in 2015.

Impact on Jobs: By the time Peltz sold, Heinz employed 32,000 – 4,000 fewer jobs or an 11 percent reduction.

Cadbury, Kraft, Mondelez & Pepsi

The Deals: In late 2006, Peltz invested in Cadbury-Schweppes, which was struggling to grow its core sweets business. It was the same outfit that had purchased Snapple from his Triarc Co. in 2000. A year later, Peltz acquired a stake in slow-growing Kraft Foods.

Peltz quickly pressed Cadbury-Schweppes to sell off its American beverage business, including Dr. Pepper, Seven Up, Canada Dry, A&W Root Beer and Snapple. The company spun its beverages off into the independent Dr. Pepper Snapple Group.

For Kraft, it bought and sold a few units. Then in 2010, Kraft bought Cadbury for $19 billion with Peltz’s blessing.

Peltz sold his stake, but quickly returned in 2011, urging Kraft to split into two: Mondelez, a confection company including Oreo cookies, and Kraft Foods, focused on U.S. grocery staples, such as Oscar Mayer.

Then in 2013, Peltz again bought separate stakes in two companies, Mondelez and PepsiCo. and quickly sought a merger.

Peltz pressured Pepsi to sell off its namesake beverage business and merge its faster-growing snacks business (including Lays chips) with Mondelez.

Both Pepsi and Mondelez granted Peltz’s firm board seats, but Pepsi rejected Peltz’s proposal to split. Peltz sold his Pepsi investment in 2016 but retains a stake in Mondelez.

Results: Despite fewer jobs, neither companies’ financials look dramatically different.

Last year, Mondelez reported a $1.7 billion profit on $25.9 billion in sales. Pepsi’s 2016 profit was $6.3 billion on sales of $62.8 billion.

Impact on Jobs: The food companies sold off businesses or cut positions affecting more than 50,000 workers.

Cadbury started with 32,000 workers and cut 2,000 or 6 percent of its jobs before merging with Kraft.

Pepsi started with 274,000 employees and shed 14,000 jobs or 5 percent.

Kraft started with 90,000 workers in 2006 and added 37,000 by 2011 through acquisitions, but (after renaming itself Mondelez) was 90,000 again at the end of last year after the spin-off and years of restructuring.

DuPont

The Deal: In late 2012, Trian acquired a stake in the chemical giant with flattening sales. After nearly two years of tense conversations, Peltz launched an unsuccessful proxy fight, seeking four of 13 board seats. He advocated breaking the company with seven business units into three separate companies.

After a bruising proxy campaign, DuPont beat back Peltz’s efforts – but the company continued to miss Wall Street expectations and CEO Ellen Kullman left. Trian upped its stake in the company and new CEO Edward Breen made nice.

In late 2015, the company announced an elaborate plan, blessed by Peltz, to merge with rival Dow Chemical then split the combined entity into three separate companies. The merger closed this summer and Dow DuPont still plans to split in three.

Results: Just before the Dow merger, DuPont was a smaller company with a fatter profit margin, reporting a $2.5 billion profit on sales of $24.6 billion.

Impact on Jobs: Before Peltz, DuPont employed 70,000. Just before combining with Dow, the company slimmed down by 24,000 jobs or a third to 46,000 workers.

General Electric

The Deal: In the fall of 2015, Peltz bought a stake in the beleaguered conglomerate. Peltz urged GE to ditch most of its finance business, cut costs deeper, buy back stock and curb acquisitions.

Results: While GE earned $8.8 billion on sales of $123.7 billion last year, Wall Street was underwhelmed.

After a disappointing 2016, Trian intensified pressure to boost results. In March, the company doubled its target for cost-cutting to $2 billion by 2019. In summer, the company also put its iconic lightbulb business up for sale. CEO Jeffrey Immelt, who originally wanted Peltz’s investment, also retired after nearly 16 years as CEO and stepped down as chairman on Oct. 2.

Impact on Jobs: Overall jobs are down 3 percent or 10,000 positions to 295,000.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.